Exhibit 99.1
Newfield Reports First Quarter 2008 Financial Results
Company provides operational update, increases 2008 production guidance
FOR IMMEDIATE RELEASE
          Houston — April 23, 2008 — Newfield Exploration Company (NYSE:NFX) today reported first quarter 2008 financial and operating results. Newfield will be hosting a conference call at 8:30 a.m. (CDST) on April 24. To participate in the call, dial 719-325-4773 or listen through the website at http://www.newfield.com.
First Quarter 2008
          Newfield’s production in the first quarter of 2008 was 55.1 Bcfe. Production results exceeded guidance due to higher than expected production volumes from the Woodford Shale Play, increased oil liftings from Malaysia and better than expected production in the deepwater Gulf of Mexico. Newfield’s production in the first quarter of 2008 was 10% higher than production in the fourth quarter of 2007.
          “We have kicked off 2008 with strong production growth,” said David Trice, Newfield Chairman, President and CEO. “Our first quarter production was above the upper end of our guidance range. We sold significant assets in 2007, making year-over-year comparisons difficult,” Trice added. “However, when adjusting volumes for assets sold and acquired, our first quarter 2008 production was up more than 20% over pro forma production in the first quarter of 2007. We are raising our full-year 2008 guidance to account for better than expected production and a recent bolt-on acquisition in South Texas. Our new guidance is 224-234 Bcfe.” Newfield’s previous 2008 guidance was 215-230 Bcfe.
          For the first quarter of 2008, Newfield reported a net loss of $64 million, or $0.50 per diluted share (all per share amounts are on a diluted basis). The loss for the first quarter of 2008 includes a net unrealized loss on commodity derivatives of $281 million ($169 million after-tax), or $1.30 per share. In addition to the net unrealized loss on commodity derivatives, the Company also paid $15 million to reset a portion of its 2010 crude oil hedges. The after-tax effect of the reset was $9 million, or $0.07 per share.
          Without the effects of these items, net income was $114 million, or $0.87 per diluted share.
          Revenues in the first quarter of 2008 were $515 million. Net cash provided by operating activities before changes in operating assets and liabilities was $316 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.
          Capital expenditures in the first quarter of 2008 were $514 million, in line with the Company’s first quarter budget.
Operational Update
     The Woodford — Newfield has entered the development phase in the Woodford. As a result, the Company is seeing significantly lower drilling and completion costs. Recent highlights include:
▪	Newfield’s Woodford production set a recent high of 187 MMcfe/d (gross operated). This represents an increase of nearly 15% since year-end 2007. Newfield expects its gross Woodford production to exceed 250 MMcfe/d by year end 2008, representing a more than 50% increase in production when compared to 2007 exit rates.

▪	Newfield has 20 extended lateral wells producing today, some of which have as much as 450 days of production. In addition, the Company has six extended laterals that commenced production in the last week and are cleaning up after fracture stimulation. There are 10 additional extended lateral wells that have been drilled and will commence production in the next 30 days. An updated horizontal well performance and type curve chart can be found in the @NFX publication on Newfield’s website at http://www.newfield.com.

▪	Newfield recently signed an agreement to increase its firm transportation on the MidContinent Express Pipeline (MEP) by 100,000 dekatherms per day (dth/d). Newfield now has 300,000 dth/d of firm transportation on the MEP and has dedicated up to an additional 150,000 dth/d of natural gas production as it becomes available which may increase the Company’s firm capacity to 450,000 dth/d on MEP. Under a previously announced separate agreement, Newfield also has 40,000 dth/d of firm capacity in 2008, increasing to 50,000 dth/d in 2009, with Laclede Energy Resources, Inc.

▪	The Company is currently operating 11 rigs in the Woodford. Based on the success of recent drilling and cost reductions, a twelfth drilling rig is being added for the remainder of the year. For 2008, Newfield expects to drill approximately 120,000 more lateral feet than in 2007. Extended lateral completions are improving capital efficiency.

▪	Eight of the 11 Newfield operated rigs are drilling from multi-well pads. Pad drilling has significantly decreased completed well costs. Newfield expects that about 80% of the operated wells it plans to drill in 2008 will be drilled from multi-well pads. This is up from a beginning of the year estimate of 50%.

▪	More than 80% of the wells planned for 2008 will be extended lateral completions. This is up from a beginning of the year estimate of 50%. Processing of recent 3-D seismic indicates that a significantly greater portion of the Company’s acreage can be developed with extended lateral wells. Most recent wells have horizontal lengths of up to 4,700 feet and are completed with nine fracture stimulation stages.

▪	The most recent extended lateral wells have had initial gross production rates of more than 7 MMcfe/d, were drilled and completed for approximately $6.7 million (gross) and have estimated ultimate gross recoveries of more than 4.5 Bcfe.

▪	Costs for standard wells (less than 3,000 feet of horizontal section) averaged approximately $5.7 million (gross) in 2007. The Company’s most recent standard lateral wells drilled from common pads have averaged less than $5 million (gross). About 20% of the planned wells in 2008 will be standard lateral completions.

▪	Newfield has 16 spacing pilots planned in 2008 to determine optimal development spacing. Ten of the pilots are being drilled on 40-acre spacing, four on 60-acre spacing and two on 80-acre spacing. To date, Newfield has drilled and placed on production five development pilots that consist of 18 wells on varying development spacing, including 40, 60 and 80-acres. The production performance from these 18 wells is in line with our expectations.

▪	As of year-end 2007, Newfield had booked approximately 600 Bcfe in proved reserves in the Woodford. The Company believes that its net reserve potential on its 165,000 net acre Woodford position is 4-8 Tcfe.

▪	The Woodford remains the most active play in Oklahoma with a record 46 industry rigs currently running. To date, Newfield has spud 183 horizontal wells and the industry as a whole has spud 548 horizontal wells.
     Monument Butte Oil Field — Based on the continued success of development drilling, higher oil prices and increased demand for black wax crude oil, Newfield recently added a fifth drilling rig in its Monument Butte field, located in the Uinta Basin of northeast Utah. The field is producing approximately 15,000 BOPD gross and is now expected to exit 2008 producing in excess of 16,000 BOPD gross. Increased demand for black wax crude allowed the Company to recently enter into additional term sales agreements with area refiners. Newfield expects to drill approximately 240 wells in the Monument Butte field during 2008.
     Newfield continues to have success with its 20-acre infill drilling program at Monument Butte. To date, the Company has drilled 65 wells on 20-acre spacing, which indicates the potential to drill an additional 1,000-2,500 wells in the field. This is in addition to the more than 1,000 locations remaining to be drilled on 40-acre spacing. Newfield has drilled 680 wells in the field since acquiring it in 2004. The field has more than 1,000 producing oil wells.

     Newfield is currently drilling the first well under a Deep Gas Exploration Agreement signed earlier this year with Red Technology Alliance. The well is targeting the Mancos Shale and has a planned total depth of 16,600 feet. Prospective targets include the Wasatch, Mesa Verde, Blackhawk and Mancos Shale. The agreement allows for promoted exploratory drilling and progressive earning in approximately 71,000 net acres in which Newfield will retain a greater than 70% interest. Approximately 10,700 net acres in the immediate vicinity of recent deep gas tests drilled by Newfield in 2007 were excluded from the agreement. Newfield retains an 85% average interest in this area, where Newfield is currently participating (NFX 58% WI) in the completion and testing of two Mancos Shale wells. Newfield also expects to drill several operated wells in the excluded area in the second half of 2008.
     Deepwater Gulf of Mexico Exploration Discoveries — Newfield recently drilled two successful exploration wells in the deepwater Gulf of Mexico. The Gladden Prospect, located at Mississippi Canyon 800, found 80 feet of net oil pay. An updip location is being drilled that is expected to be completed in late May. The Anduin West Prospect, located at Mississippi Canyon 754, found 30 feet of net gas and condensate pay. The well is being completed and a production test is planned in the next week. Newfield is the operator of both discoveries and has a 47.5% working interest in Gladden and a 50% working interest in Anduin West. The Company has production handling agreements in place with nearby host facilities and expects first production from both fields in late 2009.
     In the March 2008 Federal OCS Lease Sale, Newfield was the high-bidder on 19 of 28 lease blocks (14 located in deepwater). If all blocks are awarded, the net investment will be approximately $70 million and builds prospect inventory for the next several years in deepwater.
South Texas Acquisition — Newfield recently signed an agreement to acquire a package of South Texas properties from a private company for $227 million. Current net production associated with the properties is approximately 19 MMcfe/d. Risked proved and probable reserves for the acquisition are 100 Bcfe, about half of which is classified as proved under SEC guidelines. Newfield has identified more than 100 drilling locations on the acquired acreage and sees the potential to add more than 200 Bcfe of total reserves from this acquisition. The assets overlap and expand Newfield’s existing operations in the Wilcox and Vicksburg trends, two of Texas’ most prolific producing regions. The acquisition adds 47,000 gross acres (32,000 net acres). Newfield plans to finance the transaction under its $1.25 billion undrawn revolving credit facility. Subject to customary conditions, the transaction is expected to close around May 1, 2008.
     South Texas Joint Venture — Newfield recently drilled its 26th successful well under its joint venture with Exxon-Mobil in South Texas. The most recent well — the B-94 — was a deep discovery that significantly expanded the known limits of the Sarita Field. Last year, Newfield entered into a joint venture with a private company covering 42,000 acres southeast of Sarita and acquired 3-D seismic data. Within the next week, Newfield plans to spud the first of two additional high potential 2008 exploration wells in the Sarita area.
     Production under Newfield’s JV with Exxon-Mobil set a record in the first quarter of 2008 of 85 MMcfe/d gross. Newfield’s interest in this joint venture is approximately 50%. Newfield expects to drill an additional 10-12 wells in the area in 2008. The Company sees at least an additional 20 drilling locations and plans to operate 2-4 rigs throughout the year.
     Offshore China Exploration Discovery — Newfield made an oil discovery during the first quarter of 2008 on its Pearl River Mouth Basin acreage. The LF7-2-1 exploration well found nearly 60 feet of net oil pay. The well tested the first of a series of features on a structural ridge. Additional drilling is planned. Newfield operates the discovery with a 100% interest. Newfield’s interest is subject to the Chinese National Offshore Oil Company’s right to take a 51% interest during development. A separate exploratory well drilled during the quarter, the HZ28-1-1, was not commercial.
     Malaysia — The Puteri production platform, located on PM 318, is undergoing final commissioning and the export pipeline has been installed. Newfield expects the field to commence first oil production in the second quarter and ramp up to 6,000-8,000 BOPD (gross). Newfield recently installed the production facility for the East Belumut and Chermingat fields, located on PM 323. A rig is on location and Newfield expects production from the fields to begin in the second quarter. The combined rate from these fields will ramp up to 15,000 BOPD (gross). The Abu Field, PM 318, has ramped up to a planned production rate of 15,000 BOPD (gross) and the field achieved payout in the first quarter of 2008 — less than 10 months from the date of first production. Newfield has a 50% interest in PM 318 and a 60% operated interest in PM 323.

2008 Capital Budget
     Newfield has increased its 2008 capital budget to $2 billion from an initial $1.6 billion. The budget excludes approximately $115 million of capitalized interest and overhead. The increase reflects the following:
▪	the recent $227 million acquisition of properties in South Texas and subsequent development drilling activities;

▪	bidding success at the most recent Gulf of Mexico lease sale;

▪	development capital for the recent Anduin West and Gladden deepwater GOM discoveries;

▪	an additional drilling rig in the Woodford Shale Play; and

▪	an additional drilling rig in the Monument Butte field.
          The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication — @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.
          Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield’s domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia and China.
          **The statements set forth in this release regarding estimated or anticipated second quarter 2008 results, estimated full-year 2008 production, drilling and development plans, the timing of activities, the timing of initial production and future rates of production from wells, fields and regions, expected cost reductions in the Woodford Play and the expected ultimate recovery of reserves from wells are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.
For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

1Q08 Actual Results and 2Q08 Estimates

	1Q08 Actuals			2Q08 Guidance
	Domestic	Int’l	Total	Domestic	Int’l	Total
Production/Liftings
Natural gas-Bcf	40.4	—	40.4	40.7 - 43.5	—	40.7 - 43.5
Oil and condensate-MMBbl	1.4	1.0	2.4	1.3 - 1.4	0.75 - 0.85	2.0 - 2.2
Total Bcfe	48.9	6.2	55.1	48.5 - 51.9	4.5 - 5.1	53 - 57

Average Realized Prices Note 1
Natural gas-$/Mcf	$7.89	$—	$7.89	Note 2
Crude oil-$/Bbl	$47.16	$85.38	$63.28	Note 3	Note 4
Mcf equivalent-$/Mcfe	$7.88	$14.23	$8.60

Operating Expenses:
Lease operating
Recurring ($MM)	$38.6	$12.5	$51.1	$39.9 - $44.1	$10.5 - $11.6	$50.4 - $55.7
per/Mcfe	$0.79	$2.01	$0.93	$0.81 - $0.87	$2.17 - $2.45	$0.93 - $1.00
Major (workovers, repairs, etc) ($MM)	$7.9	$—	$7.9	$5.3 - $5.9	$0.8 - $0.9	$6.1 - $6.8
per/Mcfe	$0.16	$—	$0.14	$0.11 - $0.12	$0.17 - $0.19	$0.11 - $0.12

Production and other taxes ($MM)Note 5	$21.7	$29.3	$51.1	$29.3 - $32.4	$21.6 - $23.9	$51.0 - $56.3
per/Mcfe	$0.44	$4.71	$0.93	$0.60 - $0.64	$4.47 - $5.06	$0.94 - $1.01

General and administrative (G&A), net ($MM)	$30.8	$0.8	$31.6	$33.1 - $36.6	$1.3 - $1.5	$34.4 - $38.1
per/Mcfe	$0.63	$0.13	$0.57	$0.67 - $0.72	$0.28 - $0.31	$0.63 - $0.68

Capitalized G&A ($MM)			$(15.5)			$(15.5 - $17.1)
per/Mcfe			$(0.28)			$(0.29 - $0.31)

Interest expense ($MM)			$19.3			$18.4 - $20.4
per/Mcfe			$0.35			$0.34 - $0.37

Capitalized interest ($MM)			$(13.4)			$(13.4 - $14.8)
per/Mcfe			$(0.24)			$(0.25 - $0.27)

Effective tax rate (%)			40.4%			39.0%

Income taxes (%)
Current			24%			22% - 25%
Deferred			76%			75% - 78%
Note 1: Actual average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for total gas would have been $7.54 per Mcf and the total oil and condensate average realized price would have been $85.18 per barrel.
Note 2: Gas prices in the Mid-Continent, after basis differentials, transportation and handling charges, typically average 75-85% of the Henry Hub Index. Gas prices in the Gulf Coast, after basis differentials, transportation and handling charges, are expected to average $0.40-$0.60 per MMBtu less than the Henry Hub Index.
Note 3: Oil prices in the Gulf Coast typically average about $5 per barrel below the NYMEX WTI price. Rockies oil prices average about $13-$15 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00-$1.50 per barrel below WTI.
Note 4: Oil in Malaysia typically sells at Tapis, or about 95% of WTI. Oil production from China typically sells at $10-$15 per barrel below WTI.
Note 5: Guidance for production taxes determined using $100/Bbl oil and $10/MMBtu gas.

CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share data)

	For the
	Three Months Ended
	March 31,
	2008	2007
Oil and gas revenues	$515	$440

Operating expenses:
Lease operating	59	111
Production and other taxes	51	17
Depreciation, depletion and amortization	157	180
General and administrative	32	39

Total operating expenses	299	347

Income from operations	216	93

Other income (expenses):
Interest expense	(19)	(23)
Capitalized interest	13	11
Commodity derivative expense	(321)	(158)
Other	3	1

	(324)	(169)

Loss from continuing operations before income taxes	(108)	(76)

Income tax benefit	(44)	(29)

Loss from continuing operations	(64)	(47)
Loss from discontinued operations, net of tax	—	(49)

Net loss	$(64)	$(96)

Earnings (loss) per share:
Basic —
Loss from continuing operations	$(0.50)	$(0.37)
Loss from discontinued operations, net of tax	—	(0.38)

	$(0.50)	$(0.75)

Diluted —
Loss from continuing operations	$(0.50)	$(0.37)
Loss from discontinued operations, net of tax	—	(0.38)

	$(0.50)	$(0.75)

Weighted average number of shares outstanding for basic earnings (loss) per share	129	127
Weighted average number of shares outstanding for diluted earnings (loss) per share	129	127

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$80	$250
Short-term investments	77	120
Other current assets	700	557

Total current assets	857	927

Oil and gas properties, net (full cost method)	6,290	5,923
Other assets	142	136

Total assets	$7,289	$6,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$1,216	$929

Other liabilities	34	18
Derivative liabilities	254	248
Long-term debt	1,052	1,050
Asset retirement obligation	59	56
Deferred taxes	1,137	1,104

Total long-term liabilities	2,536	2,476

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,298	1,278
Treasury stock	(32)	(32)
Accumulated other comprehensive loss	(3)	(3)
Retained earnings	2,273	2,337

Total stockholders’ equity	3,537	3,581

Total liabilities and stockholders’ equity	$7,289	$6,986

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	For the
	Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(64)	$(96)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations, net of tax	—	49
Depreciation, depletion and amortization	157	180
Stock-based compensation	5	4
Commodity derivative expense	321	158
Cash (payments) receipts on derivative settlements	(40)	91
Deferred taxes	(63)	(38)

	316	348
Changes in operating assets and liabilities	(44)	(9)

Net cash provided by continuing activities	272	339
Net cash used in discontinued activities	—	(4)

Net cash provided by operating activities	272	335

Cash flows from investing activities:
Additions to oil and gas properties and other	(501)	(506)
Purchases of short-term investments	(22)	—
Redemption of short-term investments	68	24

Net cash used in continuing activities	(455)	(482)
Net cash used in discontinued activities	—	(38)

Net cash used in investing activities	(455)	(520)

Cash flows from financing activities:
Net proceeds under credit arrangements	—	127
Payments to discontinued operations	—	(15)
Proceeds from issuances of common stock	9	3
Stock-based compensation excess tax benefit	4	1

Net cash provided by continuing activities	13	116
Net cash provided by discontinued activities	—	15

Net cash provided by financing activities	13	131

Decrease in cash and cash equivalents	(170)	(54)
Cash and cash equivalents from continuing operations, beginning of period	250	52
Cash and cash equivalents from discontinued operations, beginning of period	—	28

Cash and cash equivalents, end of period	$80	$26

Explanation and Reconciliation of Non-GAAP Financial Measures
          Earnings stated without the effects of certain items is a non-GAAP financial measure. Earnings without the effects of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.
          A reconciliation of earnings for the first quarter of 2008 stated without the effects of certain items to net income is shown below:

1Q08
(in millions)
Net loss	$(64)
Net unrealized loss on commodity derivatives(1)	281
Hedge reset	15
Income tax adjustment for above items	(118)

Earnings stated without the effect of the above items	$114

(1)	The determination of “Net unrealized loss on commodity derivatives” for the first quarter of 2008 is as follows:

1Q08
(in millions)
Commodity derivative expense	$(321)
Cash payments (receipts) on derivative settlements	40

Net unrealized loss on commodity derivatives	$(281)

          Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

1Q08
(in millions)
Net cash provided by operating activities	$272
Net change in operating assets and liabilities	44

Net cash provided by operating activities before changes in operating assets and liabilities	$316